UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 20, 2008

JANEL WORLD TRADE, LTD.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	333-60608	11-2636089
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		Number)

150-14 132nd Avenue, Jamaica, NY		11434
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number,
including area code, (718) 527-3800

Item 7.01	REGULATION FD DISCLOSURE

On February 20, 2008, Janel World Trade, Ltd. issued a press release on the subject of its consolidated financial results for the first quarter of fiscal 2008, which ended December 31, 2008. A copy of that press release is attached to this report as Exhibit 99.1.

The press release contains a “non-GAAP financial measure” as defined in Item 10 of Regulation S-K under the Securities Exchange Act of 1934. The non-GAAP financial measure consists of a brief discussion of “EBITDA” (earnings before interest, taxes, depreciation and amortization), which increased by approximately 143% in the three month period; while the GAAP measures of revenue increased by approximately 20%, forwarding expense increased by approximately 18.5%, selling, general and administrative expense increased by approximately 24.7%, income before taxes declined by approximately 56.5%, and net income declined by approximately 64.9% in the three month. The press release included the financial statement for first quarter of fiscal 2008 ended December 31, 2008, and highlighted the GAAP measures of interest expense, income tax expense, depreciation expense, amortization expense, and net income for the 2007 and 2008 periods.

Management believes that the information contained in the press release reconciles the non-GAAP financial measure with the most directly comparable GAAP financial measures, and that the press release provides useful information to investors to aid them in understanding the presentation of Janel’s consolidated financial results for the three month period ended December 31, 2008, because the non-GAAP financial measure highlights the impact of a $161,812 increase in non-cash amortization of intangible assets and a $33,636 increase in interest expense resulting from the asset acquisition transaction in October 2007.

In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this Item 7.01 and in Exhibit 99.1 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, and will not be deemed an admission as to the materiality of any information in this report which is required to be disclosed solely by Regulation FD, nor shall the information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

99.1	February 20, 2008 Janel World Trade, Ltd. press release regarding the consolidated financial results for the three month period ended December 31, 2007

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

February 27, 2008

JANEL WORLD TRADE, LTD.

By:	/s/ James N. Jannello
James N. Jannello, Executive Vice President
and Chief Executive Officer